Exhibit 99.2

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

MingZhu Logistics Holdings Limited intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto the "Registration Statement"), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: September 16, 2019	/s/ Yanhong Xue
Yanhong Xue